Exhibit (e)(2)

ARMSTRONG WORLD INDUSTRIES, INC. ASBESTOS PERSONAL INJURY

SETTLEMENT TRUST

Confidential

Board of Directors

Armstrong World Industries, Inc.

2500 Columbia Avenue

Lancaster, PA 17603

July 25, 2009

Ladies and Gentlemen:

As you know we have had preliminary discussions with representatives of TPG Capital, L.P. and its affiliated funds (“TPG”) in connection with a potential sale (the “Potential Sale”) of a portion of our ownership interest in Armstrong World Industries, Inc. (the “Company”) (the Potential Sale, together with such other arrangements as we and TPG enter into in connection with the Potential Sale, being referred to below as the “Potential Transaction”). We have previously provided you a draft term sheet with respect to the Potential Transaction, dated July 6, 2009, reflecting our discussions and negotiations to that date with TPG and there has been no subsequent draft. There is no binding agreement at this time between the Trust and TPG and the Trust is the sole record and beneficial ownership of 36,981,480 shares of Company common stock, constituting approximately 65% of the issued and outstanding shares of the Company. Except as expressly set forth below, any binding agreements between us and TPG to effect the Potential Transaction, if, as and when entered into (collectively, the “Definitive Agreement”), may contain terms that are different from or in addition to the terms in the draft term sheet as a result of our continuing discussions and negotiations with TPG.

We have requested that you authorize the Company to permit TPG to conduct customary diligence in connection with the Potential Transaction, subject to the Company and TPG entering into a mutually satisfactory Non-Disclosure Agreement. We appreciate your having held a special Board meeting on July 21 to begin discussion of our request and we understand you will be reviewing it further at your meeting on July 27. We ask that the request be approved at that time so that TPG can promptly begin the diligence process.

The Company’s General Counsel and outside counsel have discussed with our counsel and TPG’s counsel a number of topics that we understand were raised at the July 21 Board meeting. After consultation with TPG, we address each of those topics as follows:

1. As requested on behalf of the Board, two senior TPG representatives who have been actively involved in our discussions, Kevin Burns and Jeff Liaw, would be pleased to attend a portion of the July 27 Board meeting in Chicago to provide the full Board with more information regarding

Board of Directors

Armstrong World Industries, Inc.

July 25, 2009

TPG, its track record and experience, and its views of the industry and the Company based on publicly disclosed information and the limited information provided by management to TPG in a July 15 meeting in Chicago, which is subject to an interim non-disclosure agreement. David Bonderman, Co-Founding Partner of TPG, has asked that you accept his apologies that his pre-existing schedule will not permit him to attend this meeting. David, Kevin and Jeff all attended the July 15 meeting and have been the Trust’s sole points of contact with TPG.

2. The Company’s existing governance arrangements, as reflected in the Company’s Amended and Restated Articles of Incorporation and Bylaws and in the Stockholder and Registration Rights Agreement (collectively, the “Governance Documents”), were established in 2006 as part of the negotiation of the Company’s bankruptcy plan of reorganization and the formation of the Trust. No changes to those arrangements are contemplated to occur in connection with the Potential Transaction, which itself complies with the requirements of the Governance Documents. Instead, the Potential Transaction has been structured in such a manner that the Governance Documents, as in effect on the date hereof, would remain in full force and effect upon consummation of the Potential Sale, equally binding upon the Trust and the Company. Consistent with the foregoing, we agree that if a Definitive Agreement is entered into, it will not contain provisions that conflict with or violate, or require an amendment to the Governance Documents, or obligate either the Trust or TPG to vote our respective shares in favor of (or otherwise obligate the Trust or TPG to support) an amendment to the Governance Documents following a Potential Transaction.

3. We understand that concerns may exist regarding the possible impact of sales by the Trust of Company common stock on the Company’s continued ability to utilize its NOLs. We consider the interests of the Company and all of its current and prospective shareholders, including the Trust and, if the Proposed Sale is consummated, TPG to be largely aligned on this subject. We also note that, as we are sure you have been advised, the actions of third parties could also impact the Company’s ability to utilize the NOLs. We understand that your counsel will be advising you that consummation of the Potential Sale would not limit the Company’s right to utilize this tax asset. However, in light of the Trustees’ fiduciary duties to the Trust and its beneficiaries, the Trust will not agree to new and additional restrictions, over and above those negotiated in 2006 and set forth in the Governance Documents, on its ability to divest its Company shares.

4. Similarly, we understand from Company counsel that some concerns may have been raised regarding the change of control provision in the Company’s senior credit agreement. As with the subject of future limitations on the use of the Company’s NOL discussed above, we consider the interests of

Board of Directors

Armstrong World Industries, Inc.

July 25, 2009

the Company and all of its current and prospective shareholders to be largely aligned on this subject. Neither we nor TPG would be prepared to effect the Proposed Sale if the sale of the number of shares contemplated by the draft term sheet resulted in an acceleration (based on information provided by the Company regarding the number of outstanding and fully-diluted shares) of the Company’s indebtedness or we thought that there would be a material risk that the Company’s indebtedness would be accelerated in the near term following the completion of the Proposed Sale. In connection with TPG’s due diligence, TPG (and the Trust) will be analyzing this subject, and we and they intend to work on a collaborative basis with the Company to address this matter prior to entering into a Definitive Document. As we indicated in addressing the matter of the Company’s NOLs, the Trustees are constrained by their fiduciary duties from agreeing to new and additional restrictions on its ability to monetize Company shares, so this is a matter that will have our attention as due diligence is completed and we negotiate the details of the Definitive Document.

5. Your counsel has also suggested that TPG might provide tag-along rights for public shareholders upon its sale of Company shares following a Potential Sale. TPG has advised us that it is not prepared to do so. They and we note that the Potential Transaction has been structured to comply with those tag-along rights of public shareholders on certain sales by the Trust contained in the Governance Documents by providing for a tender offer upon consummation of the Potential Sale. However, the Governance Documents do not require or contemplate that transferees of the Trust’s shares commit to provide similar rights. Nonetheless, we note that if the Trust exercises those tag-along rights on sales by TPG that are currently contemplated by the term sheet, tag-along rights provided to public shareholders under the Governance Documents might be triggered.

6. Your counsel has also indicated that the Board has requested to see the Definitive Documents prior to authorizing TPG to conduct diligence. Those documents do not yet exist even in draft form, and given the work and cost involved, will not be negotiated unless and until TPG is given access to diligence. However, we agree that except with the consent of the Company’s Board of Directors, the Definitive Agreement, as in effect upon the consummation of a Potential Sale, will not contain any provisions inconsistent with paragraph 2 of this letter. Moreover, TPG has agreed through its execution below, that except with the consent of the Company’s Board of Directors, the Definitive Agreement, as in effect upon the consummation of a Potential Sale, will not contain any provisions inconsistent with paragraph 2 of this letter.

Board of Directors

Armstrong World Industries, Inc.

July 25, 2009

By the signature on behalf of TPG below, TPG also confirms that it also contemplates that the Governance Documents, as in effect on the date hereof, will remain in full force and effect upon consummation of the Potential Sale, and agrees that, except with the consent of the Company’s Board of Directors, the Definitive Agreement, as in effect upon the consummation of a Potential Sale, will not contain any provisions inconsistent with paragraph 2 of this letter.

Very truly yours,

ARMSTRONG WORLD INDUSTRIES, INC., ASBESTOS PERSONAL INJURY SETTLEMENT TRUST

By:	/s/ Harry Huge
	Name:	Harry Huge
	Title:	Managing Trustee

We hereby confirm and agree, as of the date set forth above, as set forth in the penultimate paragraph of the above letter:

TPG CAPITAL, L.P.
By: Tarrant Capital, L.L.C., its general partner

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President